Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS IMPROVED RESULTS FOR THE THREE AND SIX-MONTH PERIODS ENDED JUNE 30, 2023

MELVILLE, N.Y., August 10, 2023 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the three and six-month periods ended June 30, 2023. The Company is reporting net revenue of $16,163,000 and $31,906,000, respectively, for the three and six-month periods ended June 30, 2023, compared to $17,810,000 and $31,831,000, respectively, for same periods in 2022. For the three-month period ended June 30, 2023, the Company is reporting net income before income taxes of $356,000, compared to net income before income taxes of $55,000, for the three-month period ended June 30, 2022. For the six-month period ended June 30, 2023, the Company is reporting net income before income taxes of $850,000, compared to a net loss of $659,000 for the six-month period ended June 30, 2022. For the three and six-month periods ended June 30, 2023, the Company is reporting net income after taxes of $237,000 and $574,000, respectively, compared to net losses after taxes of $21,000 and $639,000, respectively, for the same period in 2022. The Company’s basic and diluted earnings per share for the three and six-month periods ended June 30, 2023, were $0.07 and $0.18, respectively, compared to basic and diluted loss per share of $0.01 and $0.20 for the same three and six-month periods in 2022.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “I am pleased to report that our net income continues to show improvement over the prior year. Despite a decline in revenue, stronger gross margin and lower operating expenses enabled us to generate greater net income, compared to a net loss in the second quarter of 2022. Hy-Tech and Florida Pneumatic strengthened their respective gross margins by 8.1 and 3.9 percentage points this quarter, compared to the same period one year ago. These improvements were driven by, among other things, pricing, and improved manufacturing efficiencies.”

Mr. Horowitz continued, “Our second quarter consolidated revenue declined 9.2%. The primary factor causing this decline was Florida Pneumatic’s retail customer’s decision to reduce the number of stock-keeping units and associated floor space. However, as a result, we reduced our net inventory by $2,558,000 from March 31, 2023, and by $3,395,000 from December’s level. Partially offsetting Florida Pneumatic’s revenue decline, Hy-Tech’s revenue this quarter increased $174,000 over the same period in 2022. We are cautiously optimistic as we look to the future. However, it is difficult to foresee what the impact will be on our businesses from such likely head winds caused by rising inflation, a possible global recession, and other geo-political events. We intend to do our utmost to continue to serve our customers and improve shareholder value.”

The Company will be reporting the following:

TRENDS AND UNCERTAINTIES

INTERNATIONAL SUPPLY CHAIN

Although much less than during the three and six-month periods ended June 30, 2022, we continue to encounter delays in receiving inventory from our Asian suppliers, which leads to intermittent shortages of inventory. Our ocean and domestic freight costs, which had increased significantly during the COVID-19 pandemic, are slowly approaching pre-pandemic levels.

DOMESTIC TRANSPORTATION COSTS

Although domestic transportation costs and associated issues discussed in prior filings have improved, compared to the prior year, they remain above pre-pandemic levels. The availability of port to warehouse transportation services has also improved compared to 2022.

At the present time, we believe that some or all of the above-mentioned uncertainties may continue for some time. While we believe that most of the related costs associated with the issues discussed above have been factored into our selling price, there is no assurance that we will be able to pass through any future additional direct costs or costs incurred related to our international supply chain issues in the future.

IMPACT OF INFLATION/GEOPOLITICAL ISSUES

We believe that the current and projected levels of inflation, as well as a possible economic recession will likely continue to have an effect on our manufacturing and operating costs. At the present time, we are unable to reasonably estimate the impact inflation and geo-political issues will have on our results of operations for the foreseeable future.

We believe that our results of operations and financial condition during the three and six-month periods ended June 30, 2023 have not been impacted by the Russia-Ukraine conflict; however, we cannot predict what impact this conflict may have on our results in the future.

BOEING

Sales of aircraft by Boeing, a Jiffy customer, have been depressed since the two 737 MAX crashes in 2018 and 2019. Further, the Federal Aviation Administration grounded all 737 MAX aircraft for several quarters. These events, coupled with the COVID-19 pandemic, reduced Boeing’s aircraft production levels to well below those prior to the pandemic and the grounding. In 2019, Boeing produced 52 737 MAX aircraft per month. It is currently still producing below that level. Per Boeing, it plans to return to those levels in 2025 and expects to add a fourth 737 MAX production line in 2024. We believe that these stated plans along with the return of the Boeing 787 aircraft shipments, which has also had production delays to full production, will be beneficial to P&F’s aerospace sales in the next several years.

TECHNOLOGIES

We believe that over time, several newer technologies and features will have a greater effect on the market for our traditional pneumatic tool offerings. So far, the greatest impact has been on the automotive aftermarket with the advent of advanced cordless operated tools. Currently, we do not offer a cordless tool to the automotive aftermarket. However, with respect to the industrial market, we have developed for one of our largest OEM customers a tool mechanism that is incorporated into a major line of their cordless power tools. These tools have been in full production with our supplied system for several years and our sales of these products have continued to grow over that time. We continue to analyze the practicality of developing or incorporating newer technologies in our tool platforms for other markets as well. This includes adding our internally developed mechanisms to existing cordless power sources as well as producing complete cordless tool systems. In addition, we have recently developed a cordless installation tool for the aerospace market. We have begun taking orders for this product and we expect to introduce an additional version later in 2023.

OTHER MATTERS

Other than the trends and uncertainties mentioned above, or matters that may be discussed below, there are no major trends or uncertainties that had, or we could reasonably expect to have a material impact on our revenue and operations, nor was there any unusual or infrequent event, transaction or any significant economic change that materially affected our results of operations.

Unless otherwise discussed elsewhere in the Management’s Discussion and Analysis, we believe that our relationships with our key customers and suppliers remain satisfactory.

REVENUE

The tables below provide an analysis of our net revenue for the three-month periods ended June 30, 2023, and 2022:

Consolidated

	Three months ended June 30,
			Increase (Decrease)
	2023	2022	$	%
Florida Pneumatic	$10,845,000	$12,666,000	$(1,821,000)	(14.4)%
Hy-Tech	5,318,000	5,144,000	174,000	3.4
Consolidated	$16,163,000	$17,810,000	$(1,647,000)	(9.2)%

	Six months ended June 30,
			Increase (Decrease)
	2023	2022	$	%
Florida Pneumatic	$20,769,000	$22,947,000	$(2,178,000)	(9.5)%
Hy-Tech	11,137,000	8,884,000	2,253,000	25.4
Consolidated	$31,906,000	$31,831,000	$75,000	0.2%

Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; Automotive, Retail, Aerospace and Industrial. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended June 30,
	2023		2022		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Automotive	$3,503,000	32.3%	$3,853,000	30.4%	$(350,000)	(9.1)%
Retail	2,920,000	26.9	4,826,000	38.1	(1,906,000)	(39.5)
Industrial	1,337,000	12.3	1,705,000	13.5	(368,000)	(21.6)
Aerospace	2,963,000	27.3	2,179,000	17.2	784,000	36.0
Other	122,000	1.2	103,000	0.8	19,000	18.4
Total	$10,845,000	100.0%	$12,666,000	100.0%	$(1,821,000)	(14.4)%

	Six months ended June 30,
	2023		2022		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Automotive	$6,762,000	32.6%	$7,734,000	33.7%	$(972,000)	(12.6)%
Retail	5,470,000	26.3	7,845,000	34.2	(2,375,000)	(30.3)
Industrial	2,914,000	14.0	3,111,000	13.6	(197,000)	(6.3)
Aerospace	5,374,000	25.9	3,994,000	17.4	1,380,000	34.6
Other	249,000	1.2	263,000	1.1	(14,000)	(5.3)
Total	$20,769,000	100.0%	$22,947,000	100.0%	$(2,178,000)	(9.5)%

Automotive revenue declined this quarter, compared to the same period in 2022, due primarily to an across-the-board price increase in all distribution channels in order to address rising input costs. This change in pricing strategy led to a decline in the number of unit sales and thus overall revenue in this category. However, Automotive gross margin improved as a result of this change. With respect to our Retail revenue, during the second quarter of 2022 we shipped a stocking rollout, with no such new product rollout occurring during 2023. Additionally, The Home Depot (“THD”) continued its efforts that began earlier this year of: a) reducing the number of individual stock keeping units offered, as well as the quantity of each; b) reducing the display area of their pneumatic tools, and c) increased pressure from on-line distributors, as well as and other “brick and mortar” retailers expanding their presence in this product line. Partially offsetting the above-mentioned declines our Aerospace revenue improved 36.0% when comparing the second quarter of 2023 to the same period in 2022. This improvement was driven by, among other factors, increased demand for new consumable parts, that Jiffy has begun to market, and improved market conditions in both the commercial and military aviation. Lastly, we believe the fall-off in Industrial revenue was driven by economic uncertainty and concerns of rising inflation and concerns of a possible recession.

Florida Pneumatic’s six-month revenue analysis is quite similar to that of its second quarter 2023. When compared to the six-month period ended June 30, 2022, Automotive revenue declined 12.6%, due primarily to our revised pricing and marketing changes put into effect mid-2022. As will be discussed later in this discussion and analysis, this change contributed to an overall improvement in Florida Pneumatic’s gross margin. The significant factors causing the decline in our Retail revenue for the six-month periods ended June 30, 2023, compared to the same period in 2022 was the product rollout that occurred in the second quarter of 2022 with no such event occurring during 2023. This year-over-year decline was also driven by THD’s decisions to lower its inventory of floor display space this year. During the six-month period ended June 30, 2023, Aerospace revenue increased 34.6%, when compared to the same period in the prior year. The improvement was driven by resurgence in both the commercial and military components of the Aerospace sector, and increased demand for the new, consumable parts that Jiffy has begun to market.

Hy-Tech

Hy-Tech designs, manufactures, and sells a wide range of industrial products which are categorized as ATP for reporting purposes. In addition to Engineered Solutions, products and components manufactured for other companies under their brands are included in the OEM category in the table below. PTG revenue is comprised of products manufactured and sold by Hy-Tech’s gear business. NUMATX, Thaxton and other peripheral product lines, such as general machining, are reported as Other.

	Three months ended June 30,
	2023		2022		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
OEM	$2,676,000	50.3%	$2,542,000	49.4%	$134,000	5.3%
ATP	808,000	15.2	945,000	18.4	(137,000)	(14.5)
PTG	1,742,000	32.8	1,583,000	30.8	159,000	10.0
Other	92,000	1.7	74,000	1.4	18,000	24.3
Total	$5,318,000	100.0%	$5,144,000	100.0%	$174,000	3.4%

	Six months ended June 30,
	2023		2022		Increase
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
OEM	$5,749,000	51.6%	$4,507,000	50.7%	$1,242,000	27.6%
ATP	1,505,000	13.5	1,687,000	19.0	(182,000)	(10.8)
PTG	3,674,000	33.0	2,522,000	28.4	1,152,000	45.7
Other	209,000	1.9	168,000	1.9	41,000	24.4
Total	$11,137,000	100.0%	$8,884,000	100.0%	$2,253,000	25.4%

The net improvement in Hy-Tech’s revenue this quarter, compared to the same three-month period in 2022, was driven by the 10% growth of PTG’s revenue. This improvement is due to improved manufacturing efficiency and an increase in new business. Additionally, its OEM revenue improved 5.3%, due primarily to improving market conditions. The above improvements were partially offset by a decline in its ATP revenue. This decline in ATP revenue is attributable to our decision to focus our marketing efforts on OEM and PTG product offerings. The increase in Hy-Tech’s Other revenue was due to stronger NUMATX and general machining revenue growth this quarter, compared to the same three-month period in 2022.

The 25.4% year-to-date increase in Hy-Tech’s total revenue was primarily driven by its first quarter results. The approximate $1.2 million increase in OEM revenue was driven by growth in certain markets that are served by a number of Hy-Tech’s OEM customers. The markets served by our customers include multiple industrial applications, as well as the tool rental market. PTG revenue for the six-month period ended June 30, 2023, increased 45.7% when compared to the same period in the prior year. This improvement was driven by the acquisition of the Jackson Gear Company business acquired in January 2022. The increase in Hy-Tech’s Other revenue was due to stronger NUMATX and general machining revenue growth this quarter, compared to the same three-month period in 2022. The modest decline in ATP revenue is attributable to our decision to focus our marketing efforts on OEM and PTG product offerings.

GROSS MARGIN/PROFIT

	Three months ended June 30,		Increase (decrease)
	2023	2022	Amount		%
Florida Pneumatic	$4,511,000	$4,771,000	$(260,000)		(5.4)%
As percent of respective revenue	41.6%	37.7%	3.9%	pts
Hy-Tech	$1,325,000	$865,000	$460,000		53.2
As percent of respective revenue	24.9%	16.8%	8.1%	pts
Total	$5,836,000	$5,636,000	$200,000		3.5%
As percent of respective revenue	36.1%	31.6%	4.5%	pts

	Six months ended June 30,		Increase (decrease)
	2023	2022	Amount		%
Florida Pneumatic	$8,787,000	$8,721,000	$66,000		0.8%
As percent of respective revenue	42.3%	38.0%	4.3%	pts
Hy-Tech	$2,791,000	$1,426,000	$1,365,000		95.7
As percent of respective revenue	25.1%	16.1%	9.0%	pts
Total	$11,578,000	$10,147,000	$1,431,000		14.1%
As percent of respective revenue	36.3%	31.9%	4.4%	pts

Florida Pneumatic’s gross margin for the three-month period ended June 30, 2023, improved compared to the same period in the prior year principally due to a shift away from their lower margin Retail and Automotive product lines to the higher margin, Industrial and Aerospace categories. Further, during the latter half of 2022, we raised prices in all product categories, which contributed to the improved gross margin.

During the second fiscal quarter of 2023 Hy-Tech’s gross margin increased 8.1 percentage points, when compared to the same period in 2022. This improvement was due primarily to product/customer mix. Additionally, as was the case for our first quarter 2023 results, Hy-Tech continued to pursue cost and expense reductions, and coupled with revisions in pricing structure, enabled Hy-Tech to improve its blended gross margin, thus contributing to the overall gross margin improvement.

As with its results for the quarter, Florida Pneumatic’s gross margin for the six-month period ended June 30, 2023, improved compared to the same period in the prior year principally due to a shift away from their lower margin product lines to the higher margin, categories. Further, during the latter half of 2022, we raised prices in all product categories, which contributed to the improved gross margin. This change in marketing strategy and pricing adjustments led to a 4.3 percentage point year-to-date improvement over the same period in the prior year.

The improvement in Hy-Tech’s six-month gross margin is due primarily to product/customer mix. Further, during this period, Hy-Tech was able to reduce manufacturing costs and expenses. Also as noted above, beginning in 2022, Hy-Tech modified its pricing structure, which enabled Hy-Tech to improve its gross margin. Additionally, Hy-Tech will continue to focus on improving manufacturing overhead absorption, particularly at its PTG facility.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities costs, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting, and other professional fees as well as general corporate overhead and certain engineering expenses.

During the second quarter of 2023, our SG&A was $5,368,000 compared to $5,479,000, incurred during the same three-month period in 2022. Significant components to the net change include a) compensation expenses increased $6,000; b) stock-based compensation decreased $38,000; c) professional fees and other expenses (i.e. accounting, legal, consulting, etc.) had net increase of $186,000; and d) variable expenses declined $281,000. Variable expenses include among other items, commissions, freight out, travel, advertising, shipping supplies and warranty costs. Driving this decline was lower advertising and shipping costs at Florida Pneumatic, caused primarily by lower Retail revenue this quarter and a reduction in discretionary Automotive advertising expenses, compared to the same period a year ago.

Our SG&A for the six-month period ended June 30, 2023, was $10,543,000, compared to $10,652,000 for the same six-month period a year ago. Key components of this net decline include among other things a reduction in variable expenses of $315,000, due primarily to lower Retail sales, and lower stock-based compensation of $39,000. The above-mentioned reductions were partially offset by increases in compensation expenses of $112,000, depreciation and amortization expense of $70,000, and $100,000 of professional fees and other expenses.

OTHER EXPENSE (INCOME) – net

During the three-month period ended June 30, 2023, we recognized a net expense of $4,000, which was primarily due to a loss on the disposal of equipment. During the three-month period ended March 31, 2023, we recognized a gain of $21,000 from the sale of fully depreciated equipment. Additionally, as a result of final resolution of our Employee Retention Tax Credit (“ERTC”) filing, we recorded an additional $15,000 as Other Income. The ERTC income is subject to federal and local tax.

Other expense recorded during the three and six-month periods ended June 30, 2022, consisted primarily of adjustments to the fair value of certain assets during the second quarter of 2022.

INTEREST – NET

	Three months ended June 30,		(Increase) decrease
	2023	2022	Amount	%
Interest expense attributable to:
Short-term borrowings	$112,000	$89,000	$(23,000)	(25.8)%
Amortization expense of debt issue costs	3,000	4,000	1,000	25.0
ERTC interest	(8,000)	(7,000)	1,000	14.3
Total	$107,000	$86,000	$(21,000)	(24.4)%

	Six months ended June 30,		(Increase) decrease
	2023	2022	Amount	%
Interest expense attributable to:
Short-term borrowings	$236,000	$137,000	$(99,000)	(72.3)%
Amortization expense of debt issue costs	22,000	8,000	(14,000)	(175.0)
ERTC interest	(42,000)	(7,000)	35,000	500.0
Total	$216,000	$138,000	$(78,000)	(56.5)%

The most significant factor causing the increase in our short-term borrowings interest expense this quarter, compared to the same three-month period in 2022, was the increase SOFR and prime rates. Most of our borrowings are SOFR plus Applicable Margin. The Applicable Margin, as defined in our Credit Agreement, during the three-month period ended June 30, 2023, was 2.10% applied to all SOFR borrowings and 1.10% applied to Base Rate borrowings. The Applicable Margins that were added to LIBOR and Base Rate borrowings during the three-month period ended June 30, 2022, were 1.50% and 0.50%, respectively. Driven by the general increase in the cost of short-term borrowing rates, during the three-month period ended June 30, 2023, the SOFR ranged from 4.76% to 5.15%, compared to LIBOR, which we were using during the second quarter of 2022 that ranged from 0.43% to 1.51%. The Prime Rate during the three-month period ended June 30, 2023, ranged from 8.00% to 8.25%, compared to a range of 3.5% to 4.00%, during the same period a year ago.

The average balance of short-term borrowings during the three-month periods ended June 30, 2023, and 2022, were $7,060,000, and $11,544,000, respectively.

We and our bank amended the Credit Agreement, and as a result, we wrote off the balance of the unamortized debt issue cost as of the date of Amendment No.11 during the first quarter of 2023. The Debt issue costs incurred in connection with the above-referenced Amendment No. 11, are being amortized through the expiration date of credit Agreement, which is February 2027.

INCOME TAXES

At the end of each interim reporting period, we compute an effective tax rate based upon our estimated full year results. This estimate is used to determine the income tax provision or benefit on a year-to-date basis and may change in subsequent interim periods. Accordingly, the effective tax rate for the three and six-month periods ended June 30, 2023, were approximately 33.4% and 32.5%, respectively, and for the same periods in 2022, the effective tax rates were a tax expense of 138.2% and a tax benefit of 3.0%, respectively. The effective tax rates for all periods presented were impacted primarily by state taxes and non-deductible expenses.

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, inventory turns, estimated future purchasing requirements and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary source of funds is our Revolver loan with our bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	June 30, 2023	December 31, 2022
Working capital	$21,245,000	$20,838,000
Current ratio	2.86 to 1	2.44 to 1
Shareholders’ equity	$42,309,000	$41,956,000

Credit Agreement

We and our bank entered into an amendment to the Credit Facility that, among other things, extended the expiration date to February 8, 2027.

At June 30, 2023, there was approximately $9,324,000 available to us under the Revolver arrangement.

Cash Flows

For the six-month period ended June 30, 2023, cash provided by operating activities was $4,234,000, compared to cash used in operating activities for the six-month period ended June 30, 2022, of $1,154,000. At June 30, 2023, and December 31,2022, our consolidated cash balance was $657,000, and $667,000, respectively. We operate under the terms and conditions of the Credit Agreement. As a result, all domestic cash receipts are remitted to Capital One lockboxes. Thus, nearly all cash on hand represents funds to cover checks issued but not yet presented for payment.

Our total debt to total book capitalization (total debt divided by total debt plus equity) at June 30, 2023, was 11.2%, compared to 15.3% at December 31, 2022.

During the six-month period ended June 30, 2023, we used $1,682,000 for capital expenditures, compared to $923,000 during the same period in the prior year. Capital expenditures currently planned for the remainder of 2023 are approximately $1,300,000, which we expect will be financed through the Credit Facility.

The major portion of these planned capital expenditures will be for new metal cutting equipment, tooling and information technology hardware and software.

Our liquidity and capital are primarily sourced from the Credit Agreement and cash from operations.

Should the need arise whereby the current Credit Agreement is insufficient, we believe we could obtain additional funds based on the value of our real property and believe the borrowing under the current Agreement could be increased.

ABOUT P&F INDUSTRIES, INC.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of air-powered tools and accessories sold principally to the aerospace, industrial, automotive, and retail markets. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call later today at 11:00 A.M. Eastern Time, to discuss its second quarter 2023 results and financial condition. Investors and other interested parties who wish to listen to or participate can dial 1-866-580-3963. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s website beginning on or about August 11, 2023.

Forward Looking Statement

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc. and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time-to-time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should,” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2023 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

•	Risks associated with sourcing from overseas;
•	Disruption in the global capital and credit markets;
•	Importation delays;
•	Customer concentration;
•	Unforeseen inventory adjustments or changes in purchasing patterns;
•	Market acceptance of products;
•	Competition;
•	Price reductions;
•	Exposure to fluctuations in energy prices;
•	The strength of the retail economy in the United States and abroad;
•	Risks associated with Brexit;
•	Adverse changes in currency exchange rates;
•	Interest rates;
•	Debt and debt service requirements;
•	Borrowing and compliance with covenants under our credit facility;
•	Impairment of long-lived assets and goodwill;
•	Retention of key personnel;
•	Acquisition of businesses;
•	Regulatory environment;
•	Litigation and insurance;
•	Risks related to the global outbreak of COVID-19 and other public health crises;
•	The threat of terrorism and related political instability and economic uncertainty;
•	Business disruptions or other costs associated with information technology, cyber-attacks, system implementations, data privacy or catastrophic losses.

and those other risks and uncertainties described in the 2022 Form 10-K, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

 P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	June 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
Assets
Cash	$657	$667
Accounts receivable - net	9,885	7,370
Inventories	21,096	24,491
Prepaid expenses and other current assets	1,018	2,753

Total current assets	32,656	35,281

Net property and equipment	10,008	9,363
Goodwill	4,829	4,822
Other intangible assets - net	4,991	5,326
Deferred income taxes - net	431	629
Right-of-use assets – operating leases	5,103	5,521
Other assets – net	75	62
Total assets	$58,093	$61,004

Liabilities and Shareholders’ Equity
Short-term borrowings	$5,340	$7,570
Accounts payable	1,958	3,094
Accrued compensation and benefits	1,500	1,757
Accrued other liabilities	1,796	1,002
Current leased liabilities – operating leases	817	1,020

Total current liabilities	11,411	14,443

Noncurrent leased liabilities – operating leases	4,317	4,535
Other liabilities	56	70

Total liabilities	15,784	19,048

Total shareholders' equity	42,309	41,956

Total liabilities and shareholders' equity	$58,093	$61,004

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  (Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In Thousands $)	2023	2022	2023	2022
Net revenue	$16,163	$17,810	$31,906	$31,831
Cost of sales	10,328	12,174	20,328	21,684
Gross profit	5,835	5,636	11,578	10,147
Selling, general & administrative exp	5,368	5,479	10,543	10,652
Operating income (loss)	467	157	1,035	(505)
Other (expense) income	(4)	(16)	31	(16)
Interest expense	(107)	(86)	(216)	(138)
Income (loss) before income tax	356	55	850	(659)
Income tax (expense) benefit	(119)	(76)	(276)	20
Net income (loss)	$237	$(21)	$574	$(639)

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six months
	ended June 30,
(In Thousands $)	2023	2022
Cash Flows from Operating Activities:
Net income (loss)	$574	$(639)

Adjustments to reconcile net (loss) income to net cash provided by operating activities:

Non-cash and other charges:
Depreciation	1,020	881
Amortization of other intangible assets	346	341
Amortization of operating lease assets	474	471
Amortization of debt issue costs	21	8
Amortization of consideration payable to a customer	—	135
Provision for losses on accounts receivable	47	42
Stock-based compensation	16	1
Stock-based compensation – exercise of options	—	38
Restricted stock-based compensation	14	19
Deferred income taxes	287	(20)
Gain on sale of fixed assets	(16)	(5)
Changes in operating assets and liabilities:
Accounts receivable	(2,547)	(2,276)
Inventories	3,445	(353)
Prepaid expenses and other current assets	1,735	1,302
Accounts payable	(1,138)	(778)
Accrued compensation and benefits	(261)	681
Accrued other liabilities and other current liabilities	708	(524)
Payments on lease liabilities	(477)	(461)
Other liabilities	(14)	(17)
Total adjustments	3,660	(515)
Net cash provided by (used in) operating activities	4,234	(1,154)

Cash Flows from Investing Activities:
Capital expenditures	(1,682)	(923)
Proceeds from the sale of fixed assets	34	—
Purchase of net assets of Jackson Gear Company business	—	(2,300)
Net cash used in investing activities	(1,648)	(3,223)

Cash Flows from Financing Activities:
Dividends paid	(320)	—
Proceeds from exercise of stock options	—	2
Bank Financing costs	(35)	—
Net payments relating to short-term borrowings	(2,230)	4,304
Net cash (used in) provided by financing activities	(2,585)	4,306

Effect of exchange rate changes on cash	(11)	(37)
Net decrease in cash	(10)	(108)
Cash at beginning of period	667	539
Cash at end of period	$657	$431

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$255	$114
Taxes	$10	$124

Noncash information:
Right of Use (“ROU”) assets recognized for new operating lease liabilities	$—	$987

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORIZATION

(UNAUDITED)

(In Thousands $)	For the three-month periods ended June 30,		For the six-month periods ended June 30,
	2023	2022	2023	2022
Net income (loss)	$237	$(21)	$574	$(639)
Add:
Depreciation and amortization	682	622	1,366	1,222
Interest expense (income)	107	86	216	138
Income tax expense (benefit)	119	76	276	(20)
	908	784	1,858	1,340

EBITDA (1)	$1,145	$763	$2,432	$701

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

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